Exhibit 10.2

CONFIDENTIAL

[*]	Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FIRST Amendment

to

manufacturing and supply agreement

This First Amendment to the Manufacturing and Supply Agreement (this “First Amendment”) is made by and between Unicycive Therapeutics Inc., a Delaware corporation having offices at 4300 El Camino Real, Suite 210, Los Altos, CA 94022, USA (“UNICYCIVE”), and Shilpa Medicare Ltd., an Indian corporation having offices at #12-6-214/A1, Hyderabad Road, Raichur – 584 135, Karnataka, India (“Shilpa”). This First Amendment is effective as of June 25, 2024 (the “First Amendment Effective Date”). UNICYCIVE and Shilpa may be referred to herein individually as “Party” and together as the “Parties”.

WHEREAS, UNICYCIVE and Shilpa are parties to that certain Manufacturing and Supply Agreement, dated as of October 31, 2020 (the “Agreement”), and pursuant to the Agreement, Shilpa provides certain development, manufacturing, supply and other CMC-related services related to the development and commercialization of Renazorb, also called lanthanum dioxycarbonate (LDC), or oxylanthanum carbonate (“OLC”);

WHEREAS, in anticipation of an increased manufacturing demand for OLC, the Parties wish to reaffirm commitment to the Agreement and address a facility expansion for Shilpa to increase its manufacturing capabilities for OLC; and

WHEREAS, the Parties now desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree to modify, replace or supplement the terms of the Agreement, as the case may be, as follows:

1.	Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The following capitalized terms are hereby added to Article 1 of the Agreement:

“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

“NDA” shall mean a new drug application, including all necessary documents, data, and other information concerning OLC, required for NDA Approval of OLC as a pharmaceutical product by the FDA.

“NDA Acceptance” shall mean the acceptance by the FDA of an NDA for filing pursuant to 21 C.F.R. §314.101 (as evidenced by receipt of a “day-74 letter” or equivalent written communication).

“NDA Approval” shall mean receipt by UNICYCIVE or any of its Affiliates of a written letter of approval by the FDA of an NDA pursuant to 21 C.F.R. § 314.105.

“NDA Filing” shall mean the submission by or on behalf of UNICYCIVE or its Affiliates to the FDA of an NDA for OLC.

“PDUFA” shall mean the Prescription Drug User Fee Act.

2.	Addition of Section 4.1 (First Amendment Commercial Purchase Orders). A new Section 4.1 shall be appended within Article 4 and shall read as follows:

“4.1 First Amendment Commercial Purchase Orders.

(a) Promptly following the First Amendment Effective Date, UNICYCIVE shall make a binding Purchase Order for * tablets of OLC. Upon receipt of such binding purchase order, Shilpa commits to * supply of product *, with a Delivery Date of June 30, 2025 (the “Initial First Amendment Purchase Order”), at the price set forth in Exhibit D to this Agreement, with the tablet strength breakdown as follows:

Tablet Strength	Percentage Quantity of Order	Number of Tablets Ordered
* mg	*%	*
* mg	*%	*
* mg	*%	*
TOTAL		*

(b) Following *, UNICYCIVE shall make a series of binding Purchase Orders for * tablets of OLC for commercial distribution, at the price set forth in Exhibit D, in strengths and amounts to be determined by the parties with anticipated Delivery Dates between December 31, 2025 and June 30, 2026 (the “* Purchase Orders”).

(c) Following receipt of each Purchase Order, Shilpa shall issue to UNICYCIVE an invoice for * percent (*%) of the total amount of each such Purchase Order. Subject to the terms and conditions of this Agreement, UNICYCIVE shall pay to Shilpa such invoiced amount within * days after receipt of such invoice. UNICYCIVE shall pay to Shilpa the remaining * percent (*%) of the total amount of each such Purchase Order within * days of dispatch by Shilpa of the OLC ordered. If the goods are not picked up within delivery date as per the Purchase orders, Shilpa shall receive the balance *% of the payment within * days.”

3.	Addition of Section 5.10 (New Manufacturing Line Construction Support). A new Section 5.10 shall be appended after Section 5.9 of the Agreement and shall read as follows:

“5.10 New Manufacturing Line Construction Support.

(a) General. As a result of UNICYCIVE’s anticipated increased demands for OLC, UNICYCIVE agrees to provide funding towards Shilpa’s new manufacturing line construction (the “New Manufacturing Line Construction”). UNICYCIVE agrees to commit a total of * Dollars (US$*) (such amount, the “Construction Financing Amount”) to Shilpa to be used for the New Manufacturing Line Construction, payable upon the first achievement of each construction event as set forth in the below table (each a “Construction Event” and each such payment, a “New Line Construction Support Payment”); provided, however, if Shilpa fails to meet a Construction Event by the anticipated timing as set forth in the table below, UNICYCIVE may withhold the applicable New Line Construction Support Payment until such Construction Event is completed, as determined in UNICYCIVE’s sole discretion.

Payment #	Construction Event	New Line Construction Support Payment (US$)	Timeline
1	*	$*	*
2	*	$*	*
3	*	$*	*
	TOTAL	$*

Upon the first achievement of a Construction Event during the term of this Agreement, Shilpa shall issue to UNICYCIVE an invoice for the corresponding New Line Construction Support Payment and referencing the applicable Construction Event. Subject to the terms and conditions of this Agreement, UNICYCIVE shall pay to Shilpa the corresponding New Line Construction Support Payment within * days after receipt of such invoice.

(b) Rebate for OLC Products. During each calendar year beginning in the calendar year * and ending (but including) calendar year * (the “OLC Credit Period”), Shilpa agrees to credit any New Line Construction Support Payment paid by UNICYCIVE in such calendar year against the amount payable under this Agreement for Shilpa’s commercial supply of OLC purchased by UNICYCIVE. Annually, beginning *, Shilpa agrees to credit * Dollars (US$*) of New Line Construction Support Payments for an aggregate amount credited by Shilpa of * Dollars (US$*) (the “Total Rebate Amount”) for Shilpa’s commercial supply of OLC as per the forecast received from UNICYCIVE, and if UNICYCIVE does not meet the forecast then this amount shall not be refunded for such calendar year. *.

(c) Audit and Inspection. During the New Manufacturing Line Construction, after reasonable notice by UNICYCIVE to Shilpa, Shilpa will allow UNICYCIVE and UNICYCIVE Designees, during normal business hours, to access, audit and inspect Shilpa’s facilities and to review construction records budget/financial spend documents pertaining to the New Manufacturing Line Construction.

(d) Shilpa represents and warrants to UNICYCIVE:

(i) By *, Shilpa commits to be ready to manufacture and supply OLC tablet batches for commercial distribution using API from the new manufacturing line block API, after approval of the new block by the FDA; and

(ii) UNICYCIVE’s commercial requirements will not be delayed due to completion of Shilpa’s New Manufacturing Line. For clarity, Shilpa agrees to allocate its current manufacturing line for the supply of at least first * tablets of OLC, which includes * tablets to be ordered by UNICYCIVE promptly after the execution of this amendment, and additional * tablets to be ordered *.”

4.	Addition of Section 5.11 (New Manufacturing Line Construction Support). A new Section 5.11 shall be appended after Section 5.10 of the Agreement and shall read as follows:

“In the event that Shilpa (a) does not deliver the Initial First Amendment Purchase Order by the Delivery Date pursuant to Section 4.1(a), (b) any PDUFA Purchase Order by the Delivery Date specified therein or (c) is not ready to manufacture and supply OLC tablet batches for commercial distribution from the new manufacturing line as required by Section 5.10(d)(i), UNICYCIVE may elect to qualify an alternate source of supply of OLC, and Shilpa will assist UNICYCIVE in qualifying such alternate source as reasonably requested by UNICYCIVE, including by granting any necessary licenses and conducting technology transfer as reasonably necessary to enable such alternate supplier to manufacture OLC at UNICYCIVE’s request.”

5.	Amendment to Section 8.1 (Milestone Payments). Section 8.1 of the Agreement shall be amended and restated in its entirety with the following:

“8.1 Milestone Payments. Within * days of first achievement of a milestone event described in Exhibit D of this Agreement (each, a “Milestone”) by UNICYCIVE or its Affiliates, UNICYCIVE shall pay to Shilpa the corresponding Milestone payment (each a “Milestone Payment”) amount set forth in Exhibit D. The total amount of Milestone Payments shall not exceed * Dollars (US$*). For the avoidance of doubt, each Milestone Payment shall be payable only once upon the first achievement of such Milestone regardless of the number times such Milestone is achieved.”

6.	Amendment to Exhibit D (Milestones; OLC Unit Purchase Price). Exhibit D of the Agreement is hereby deleted in its entirety and replaced with Appendix A attached hereto.

7.	Amendment to Section 12.1 (Term). Section 12.1 of the Agreement is hereby amended and restated in its entirety with the following:

“12.1 Term. This Agreement shall become effective and binding upon the parties as of the Effective Date. Unless earlier terminated, as provided in this Section 12, the initial term of this Agreement shall continue in effect until the eighth (8th) anniversary of the date of receipt by UNICYCIVE or its Affiliates of NDA Approval of OLC for a first indication (such period, the “Initial Term”). Following the Initial Term, this Agreement shall automatically continue in effect for consecutive periods of four (4) years each (each a “Renewal Term”), unless earlier terminated as provided in this Section 12. Consistent with the language in the original agreement, this Agreement may be terminated without cause upon (a) the payment by UNICYCIVE to Shilpa of a total * Dollars (US$*) per the terms of this Agreement, or (b) during a Renewal Term, provided that the terminating party provides * years’ written notice of such termination. Such written notice may be given without cause, and termination pursuant to such notice shall come into effect * years after such notice has been provided to the other party, as aforesaid. The Initial Term and the Renewal Terms are collectively referred to in this Agreement as the “Term.”

8.	No Other Modifications. Except as expressly set forth in this First Amendment, the Agreement and all provisions thereof in effect as of the First Amendment Effective Date shall continue in full force and effect without any modification or amendment.

9.	Counterparts. This First Amendment may be executed in counterparts, each of which when so executed and delivered shall constitute an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission, electronic mail (including ..pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and be valid and effective for all purposes.

10.	Governing Law. This First Amendment and its effect are subject to and shall be construed and enforced in accordance with the law of England and Wales, excluding the Convention of Contracts for the International Sale of Goods and without regard to its conflicts of laws that would require the application of any other law. The exclusive jurisdiction shall be with the courts of London, England.

[Signature Page Follows]

IN WITNESS WHEREOF, UNICYCIVE and Shilpa have executed this First Amendment by causing it to be signed by their duly authorized representatives effective as of the First Amendment Effective Date.

UNICYCIVE THERAPEUTICS INC.	SHILPA MEDICARE LTD.

Signature:	Signature:

Name:	Name:

Title:	Title:

[Signature Page to First Amendment to Manufacturing and Supply Agreement]

Appendix A

Exhibit D

*